PROSPECTUS SUPPLEMENT                    FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated May 6, 1998)           Registration No. 333-50093

                           OAK INDUSTRIES INC.

             $100,000,000 Principal Amount of 4 7/8% Convertible
                        Subordinated Notes due 2008
                 (Interest payable March 1 and September 1)

                     2,586,900 Shares of Common Stock
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This document supplements the Prospectus dated May 6, 1998 relating to (i)
$100,000,000 aggregate principal amount of 4 7/8% Convertible Subordinated Notes due 2008 (the "Notes") of Oak Industries Inc., a Delaware corporation (the "Company"), and (ii) 2,586,900 shares of common stock, par value $.01 per share, (the "Common Stock") of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Donaldson, Lufkin and Jenrette Securities Corporation, Lehman Brothers and Cowen and Company in February 1998 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. The Common Stock of the Company is traded under the symbol "OAK."

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SEE "RISK  FACTORS"  BEGINNING ON PAGE 4 OF THE  ACCOMPANYING PROSPECTUS
FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY
                      IS A CRIMINAL OFFENSE.
               ------------------------------------------



The date of this Prospectus Supplement is May 8, 1998.


The following table sets forth (i) the name of each Selling Securityholder and position, office or other material relationship, if any, with the Company within the past three years, (ii) the amount of Notes owned by each Selling Securityholder named herein as of the most recent date for which the Company obtained such information from such Selling Securityholder,
(iii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, (iv) the amount of Common Stock owned by each Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder, and (v) the number of Shares which may be offered for the account of such Selling Securityholder under the Prospectus.


Name of Selling       Principal         Principal                           Shares
Securityholder        Amount of        Amount of Note        Shares         Offered
                      Notes Owned      Offered Hereby      Owned(1)(2)    Hereby(2)(3)
---------------       -----------      ---------------     -----------    ------------
PaceSetter I, LP      $1,000,000        $1,000,000          25,869         25,869

Deutsche Bank, A.G.   $2,850,000        $2,850,000          73,726         73,726

Paloma Securities
      L.L.C.          $1,350,000        $1,350,000          40,223(4)      34,923

Donaldson, Lufkin
 and Jenrette
 Securities
 Corporation(5)       $28,950,000       $28,950,000        748,907        748,907

The Paul Revere
 Life Insurance
 Company               $1,500,000       $1,500,000           38,803        38,803

Silverton
 International
 Fund Limited            $900,000         $900,000           23,282        23,282

President and
 Fellows of
 Harvard College       $2,000,000       $2,000,000           51,738        51,738

Offshore
 Strategies Ltd.         $500,000         $500,000           12,934        12,934

Laterman and Co.         $200,000         $200,000            5,173         5,173

Laterman
 Strategies 90s          $300,000         $300,000            7,760         7,760

Fire and Capital
 Insurance Company
 of Harford            $1,500,000       $1,500,000           38,803        38,803

------------------------------


(1) Includes the Shares into which the Notes held by such Selling Securityholder are convertible at the Conversion Price (as defined in the Prospectus).

(2) The Conversion Price and the number of Shares issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights."
Accordingly, the number of Shares issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3)   Assumes that the full amount of Notes held by the Selling
Securityholder are converted into Shares at the Conversion Price and offered by such Shares by such Selling Securityholder pursuant to the Prospectus.

(4) Includes 5,300 shares of common stock of the Company held beneficially by this Selling Securityholder.

(5) As set forth in the Prospectus, Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ") was an initial purchaser of the Notes. In addition, DLJ has, from time to time, provided investment banking and other advisory services to the Company.


Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Notes and Shares they presently hold or, with respect to Shares, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount or percentage of the Notes and Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Shares since the date on which they provided the information regarding their Notes and Shares, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The Selling Securityholders may sell all, part or none of the Notes or Shares listed above.

The Company may from time to time include additional Selling
Securityholders and information about such Selling Securityholders' plans of distribution in future supplements to the Prospectus.